Filed Pursuant to Rule 433

Registration Statement No. 333-231456

Final Term Sheet

WRKCo Inc.

Final Term Sheet

$500,000,000 3.900% Senior Notes due 2028

$500,000,000 4.200% Senior Notes due 2032

Fully and unconditionally guaranteed by

WestRock Company, WestRock MWV, LLC and WestRock RKT, LLC

May 16, 2019

$500,000,000 3.900% Senior Notes due 2028

Issuer:	WRKCo Inc. (“WRKCo” or the “Issuer”)

Guarantors:	WestRock Company, WestRock MWV, LLC and WestRock
RKT, LLC

Security Type:	Senior Unsecured Notes

Format:	SEC Registered

Expected Ratings (Moody’s / S&P)*	Baa2/BBB

Trade Date:	May 16, 2019

Settlement Date:	May 20, 2019 (T+2)

Principal Amount:	$500,000,000

Title of Securities:	3.900% Senior Notes due 2028

Final Maturity Date:	June 1, 2028

Issue Price:	99.976% of the principal amount, plus accrued interest, if any,

from May 20, 2019

Coupon:	3.900%

Yield-to-Maturity:	3.903%

Spread to Benchmark Treasury:	150 bps

Benchmark U.S. Treasury:	UST 2.375% due May 15, 2029

Benchmark U.S. Treasury Price / Yield:	99-24 / 2.403%

Gross Proceeds to the Issuer:	$499,880,000

Interest Payment Dates:	June 1 and December 1 commencing December 1, 2019

Record Dates:	May 15 and November 15 prior to the respective interest payment date

Optional Redemption:	At any time before March 1, 2028 (the date that is 3 months prior to the maturity date of the 2028 Notes) (the “2028 Par Call Date”), the Issuer may redeem the 2028 Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2028 Notes being redeemed that would be due if such 2028 Notes matured on the 2028 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to, but not including, the redemption date.

At any time on or after the 2028 Par Call Date, the Issuer may redeem the 2028 Notes at a redemption price equal to 100% of the principal amount of the 2028 Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Underwriters:	Joint Book-Running Managers:
BofA Securities, Inc.
Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
MUFG Securities Americas Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Rabo Securities USA, Inc.
SunTrust Robinson Humphrey, Inc.
SMBC Nikko

Co-Managers:

BNY Mellon Capital Markets, LLC
Commerz Markets LLC
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC

ING Financial Markets LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

CUSIPs and ISIN Numbers:	CUSIP: 92940P AE4
ISIN: US92940PAE43

$500,000,000 4.200% Senior Notes due 2032

Issuer:	WRKCo Inc. (“WRKCo” or the “Issuer”)

Guarantors:	WestRock Company, WestRock MWV, LLC and WestRock
RKT, LLC

Security Type:	Senior Unsecured Notes

Format:	SEC Registered

Expected Ratings (Moody’s / S&P)*:	Baa2/BBB

Trade Date:	May 16, 2019

Settlement Date:	May 20, 2019 (T+2)

Principal Amount:	$500,000,000

Title of Securities:	4.200% Senior Notes due 2032

Final Maturity Date:	June 1, 2032

Issue Price:	99.969% of the principal amount, plus accrued interest, if any, from May 20, 2019

Coupon:	4.200%

Yield-to-Maturity:	4.203%

Spread to Benchmark Treasury:	180 bps

Benchmark U.S. Treasury:	UST 2.375% due May 15, 2029

Benchmark U.S. Treasury Price / Yield:	99-24 / 2.403%

Gross Proceeds to the Issuer:	$499,845,000

Interest Payment Dates:	June 1 and December 1 commencing December 1, 2019

Record Dates:	May 15 and November 15 prior to the respective interest payment date

Optional Redemption:	At any time before March 1, 2032 (the date that is 3 months prior to the maturity date of the 2032 Notes) (the “2032 Par Call

Date”), the Issuer may redeem the 2032 Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the 2032 Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2032 Notes being redeemed that would be due if such 2032 Notes matured on the 2032 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest to, but not including, the redemption date.

At any time on or after the 2032 Par Call Date, the Issuer may redeem the 2032 Notes at a redemption price equal to 100% of the principal amount of the 2032 Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Underwriters:	Joint Book-Running Managers:

BofA Securities, Inc.

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Rabo Securities USA, Inc.

SunTrust Robinson Humphrey, Inc.

SMBC Nikko

Co-Managers:

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

ING Financial Markets LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

CUSIPs and ISIN Numbers:	CUSIP: 92940P AF1

ISIN: US92940PAF18

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities Inc .at 1-800-294-1322, Wells Fargo Securities, LLC toll-free at 1-800-645-3751, J.P. Morgan Securities LLC at 212-834-4533, Mizuho Securities USA LLC at 1-866-270-7403, Scotia Capital (USA) Inc. at 1-800-372-3930 and TD Securities (USA) LLC at 855-495-9846 .